Exhibit 3.33

CERTIFICATE OF FORMATION

OF

RT OMAHA FRANCHISE, LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

FIRST:	The name of the limited liability company is RT Omaha Franchise, LLC (hereinafter referred to as the “Limited Liability Company”).

SECOND:	The address of its registered office and the name and address of the registered agent of the Limited Liability Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

Executed as of this 29th day of July, 1998.

/s/ Thomas R. McNeill
Thomas R. McNeill, Authorized Person

CERTIFICATE OF AMENDMENT

OF

RT OMAHA FRANCHISE, LLC

1.	The name of the limited liability company is RT Omaha Franchise, LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

To change the registered agent in the State of Delaware upon whom process may be served to The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of RT Omaha Franchise, LLC this 30th day of December, 1998.

/s/ Douglas Daize
By:	Douglas Daize
Name of signor

AUTHORIZED PERSON